Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

State or Country of
Name	Incorporation or Organization

BSI Shoes, Inc.	Michigan
Chaco Outdoor, Inc.	Delaware
Dominican Wolverine Shoe Company Limited	Cayman Islands
Hush Puppies Retail, Inc. d/b/a Hush Puppies & Family Rockford Footwear Depot Track ‘N Trail UP Footgear	Michigan

Hy-Test, Inc. d/b/a Hy-Test	Michigan

Sebago Dominican Limited	Cayman Islands
Sebago International Limited	Cayman Islands
Sebago Realty, LLC	Delaware
Sebago USA, LLC	Delaware
Spartan Shoe Company Limited	Cayman Islands
Supervision Design Ltd.	England & Wales
Wolverine Colorado, Inc.	Delaware
Wolverine Consulting Services (Zhuhai) Company Limited	People’s Republic of China

Wolverine de Argentina, S.R.L.	Argentina
Wolverine de Costa Rica, S.A.	Costa Rica
Wolverine de Mexico S.A. de C.V.	Mexico
Wolverine Design Center, Inc.	Michigan
Wolverine Europe B.V.	The Netherlands
Wolverine Europe Limited	England & Wales
Wolverine Europe Retail B.V.	The Netherlands
Wolverine Europe Retail Limited	England & Wales
Wolverine International GP, LLC	Michigan
Wolverine International, L.P.	Cayman Islands
Wolverine International S.à.r.l.	Luxembourg
Wolverine International, S.L.	Spain
Wolverine Outdoors, Inc.	Michigan
Wolverine Procurement, Inc.	Michigan
Wolverine Slipper Group, Inc. d/b/a Wolverine Slipper Group	Michigan

Wolverine Sourcing, Inc.	Michigan
Wolverine Sourcing, Ltd.	Cayman Islands
Wolverine World Wide Canada, ULC	Alberta
Wolverine World Wide Corporation, Inc.	Quebec
Wolverine World Wide Europe Limited	England & Wales
Wolverine World Wide HK Limited	Hong Kong